Exhibit (a)(3)


                              FOR IMMEDIATE RELEASE

  KALMIA CALLS FOR UNITHOLDERS TO WITHDRAW UNITS FROM STARWOOD TENDER OFFER FOR WESTIN HOTELS LIMITED PARTNERSHIP AND ANNOUNCES INTENTION TO CALL FOR VOTE TO
                         REMOVE CURRENT GENERAL PARTNER

Minnetonka, Minnesota, February 13, 2004. Kalmia Investors, LLC ("Kalmia") today called for Unitholders who have tendered their Units in Starwood's current tender offer to withdraw their tenders, and announced its intention to call for a vote of the Unitholders of Westin Hotels Limited Partnership to remove the Partnership's current general partner.

Kalmia is mailing a letter to the Partnership's Unitholders that includes a form of withdrawal of Units from the Starwood tender, and states as follows:

Dear Fellow Limited Partner,

Following our recently completed tender offer, we are the largest Unitholder in Westin Hotels Limited Partnership, beneficially owning 18.5% of the Units.

We have previously written to you about the obvious conflicts of interest between the General Partner and Starwood and our belief that the present General Partner is breaching its fiduciary duly to the Unitholders by failing to maximize the Unitholders' value.

After much consideration, we intend in the near future to call for a vote by the Unitholders to:

o Remove the present Starwood-controlled General Partner and replace it with a new, independent General Partner, and

o Instruct the new, independent General Partner to auction the Westin Michigan Hotel and conduct an orderly liquidation of the Partnership.

We believe that such an auction will result in a higher value for the Unitholders, but there can be no guarantee that would happen.

The Time To Act Is Now
----------------------

IF YOU HAVE ALREADY TENDERED TO STARWOOD, YOU HAVE ONLY 7 MORE DAYS TO WITHDRAW YOUR UNITS FROM STARWOOD.

IF YOU HAVE TENDERED TO STARWOOD, YOU CAN USE THE ENCLOSED BLUE NOTICE OF WITHDRAWAL TO WITHDRAW YOUR UNITS, BUT YOU MUST DELIVER IT TO STARWOOD BY FEBRUARY 20, 2004, THE EXPIRATION DATE FOR STARWOOD'S OFFER. Please see Section 5 "Withdrawal Rights", of the Starwood Offer to Purchase for instructions on how to withdraw your tender. For your convenience, a blue Notice of Withdrawal is enclosed. Withdrawing your tender from Starwood will not revoke your consents. If you wish to revoke your consents, please see Section 4, "Voting and Revocation of Consents", of Starwood's Consent Solicitation, contained in its Offer to Purchase.


For further information, contact:

Kalmia Investors, LLC
Investor Relations
(800)547-0854